Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TRACON Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other(3)	2,188,507(2)	$1.45(3)	$3,173,336(3)	0.00011020	$350
	Total Offering Amounts					$3,173,336		$350
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$350

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 2,188,507 shares of the Registrant’s common stock, including 2,013,999 shares of common stock issuable upon the exercise of pre-funded warrants of the Registrant.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 13, 2023.